Exhibit 10.01

REACHLOCAL, INC.
AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

ReachLocal, Inc., a Delaware corporation, (the “Company”), pursuant to its Amended and Restated 2008 Stock Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Holder”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”).  Each vested Restricted Stock Unit represents the right to receive, in accordance with the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), one share of Common Stock.  This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Holder:
Grant Date:
Total Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:

Termination:
Subject to Section 2.3(b) of the Agreement, if Holder ceases to be an Employee, Consultant or Director prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such termination of services will thereupon automatically be forfeited by Holder without payment of any consideration therefor.

Withholding Tax Election:  Holder understands that by signing the Grant Notice below, Holder hereby affirmatively elects to make the following election (a “Sell to Cover Election”):

Sell to Cover: Holder hereby elects to sell that number of shares of Common Stock determined in accordance with Section 2.6 of the Agreement and to allow the Agent (as defined in the Agreement) to remit the cash proceeds of any such sale to the Company. Furthermore, Holder directs the Company to make a cash payment equal to the required tax withholding from the cash proceeds of any such sale directly to the appropriate taxing authorities.  Holder has carefully reviewed Section 2.6 of the Agreement and Holder hereby represents and warrants that on the date hereof he or she (i) is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, (ii) is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales, (iii) does not have, and will not attempt to exercise, authority, influence or control over any sales of shares of Common Stock effected by the Agent pursuant to the Agreement, and (iv) is entering into the Agreement and this election to “sell to cover” in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the Exchange Act.  It is Holder’s intent that this election to “sell to cover” comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

Holder hereby agrees to contact the Administrator prior to accepting this Grant Notice in the event Holder does not wish to make a Sell to Cover Election, and the Administrator will provide Holder a different Grant Notice.

By his or her signature and the Company’s signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  Holder has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

REACHLOCAL, INC.:	HOLDER:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

REACHLOCAL, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

ARTICLE 1.

GENERAL

1.1               Defined Terms.  Wherever the following terms are used in this Restricted Stock Unit Award Agreement (this “Agreement”), they shall have the meanings specified below, unless the context clearly indicates otherwise.  Capitalized terms not specifically defined herein shall have the meanings specified in the ReachLocal, Inc. Amended and Restated 2008 Stock Incentive Plan, as amended from time to time (the “Plan”), and the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Agreement is attached.

(a)           “Cause” shall be deemed to exist if the Holder is terminated by the Company or a Subsidiary for any of the following reasons: (i) the Holder’s willful failure to substantially perform the Holder’s duties and responsibilities to the Company or its Subsidiaries, (ii) the Holder’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused material injury to the Company or its Subsidiaries, (iii) unauthorized use or disclosure by the Holder of any proprietary information or trade secrets of the Company, a Subsidiary or any other party to which the Holder owes an obligation of nondisclosure as a result of the Holder’s relationship with the Company or its Subsidiaries, (iv) the Holder’s willful material breach of any of the Holder’s obligations under any written agreement or covenant with the Company or a Subsidiary, or (v) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, to the material detriment of the Company or any of its Subsidiaries.

(b)           [“Good Reason” shall mean Holder’s resignation from employment with the Company within ninety (90) days after the occurrence of one of the following events without Holder’s express written consent, provided, however, that Holder must provide written notice to the Company within sixty (60) days after the initial occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty (30) days after such notice is given to cure:  (i) a material diminution in Holder’s title, authority or responsibility with the Company and its Subsidiaries; provided, that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control shall constitute a material diminution in authority or responsibility; (ii) a material reduction in Holder’s then-current annual base salary; provided, however, that in no event shall a reduction of less than fifteen percent (15%) be deemed material; provided, further, that an across-the-board reduction in salary level of all other employees in positions similar to that of Holder by the same percentage amount as part of a general salary level reduction shall not constitute “Good Reason,” (iii) a material breach by the Company of any employment agreement with Holder or (iv) a material relocation of Holder’s principal place of business, it being understood that travel to Los Angeles, California and other ReachLocal offices may be required for extended periods of time, and such travel shall in no event constitute a relocation of Holder’s principal place of business, and provided that in no event will a relocation to a location within a forty (40)-mile radius of Holder’s current business location be deemed material.]

(c)           “Termination of Consultancy” shall mean the time when the engagement of Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, by resignation, discharge, death, Disability or retirement, but excluding:  (a) terminations where there is a simultaneous employment or continuing employment of Holder by the Company or any Subsidiary, and (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between Holder and the Company or any Subsidiary.  The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy.  Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in writing.

(d)           “Termination of Directorship” shall mean the time when Holder, if he or she is or becomes a Non-Employee Director, ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement.  The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

(e)           “Termination of Employment” shall mean the time when the employee-employer relationship between Holder and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding:  (a) terminations where there is a simultaneous reemployment or continuing employment of Holder by the Company or any Subsidiary, and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Holder and the Company or any Subsidiary.  The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

(f)           “Termination of Service” shall mean Holder’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

1.2               Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF RESTRICTED STOCK UNITS

2.1                Grant of RSUs.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, ReachLocal, Inc., a Delaware corporation (the “Company”), has granted to Holder an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Plan in consideration of Holder’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration.

2.2                Unsecured Obligation to RSUs.  Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, Holder will have no right to receive Common Stock under any such RSUs.  Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3                Vesting Schedule.

(a)           Subject to Sections 2.3(b) and 2.5 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice, subject to Holder’s continued status as an Employee, Consultant or Non-Employee Director through the applicable vesting dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Agreement.

(b)           [Notwithstanding Section 2.3 hereof and subject to Section 2.5 hereof, in the event that a Change in Control occurs and, within the [__] month period immediately following such Change in Control, Holder incurs a Termination of Service by the Company without Cause, the RSUs shall thereupon vest with respect to that number of RSUs that would have vested during the [__] month period immediately following the date of such termination had the Holder remained employed by the Company or a Subsidiary until the last day of such [__] month period.] / [Notwithstanding Section 2.3 hereof and subject to Section 2.5 hereof, the RSUs may be subject to accelerated vesting under certain circumstances to the extent set forth in the ReachLocal, Inc. Amended and Restated Change in Control and Severance Policy for Senior Management and/or the Holder’s employment letter, dated as of [________], between the Company and Holder, in each case, subject to the terms and conditions thereof and as may be amended from time to time.]

2.4                Consideration to the Company.  In consideration of the grant of the award of RSUs by the Company, Holder agrees to render faithful and efficient services to the Company or any Subsidiary.  Nothing in the Plan or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

2.5                Forfeiture, Termination and Cancellation upon Termination of Service.  Notwithstanding any contrary provision of this Agreement, upon Holder’s Termination of Service for any or no reason, all Restricted Stock Units which have not vested prior to or in connection with such Termination of Service will thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  Subject to Section 2.3(b), no portion of the RSUs which has not become vested as of the date on which Holder incurs a Termination of Service shall thereafter become vested.

2.6                Issue of Common Stock upon Vesting.

(a)           As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to Holder (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of RSUs subject to this award that vest on the applicable vesting date, unless such RSUs terminate prior to the given vesting date pursuant to Section 2.5 hereof.  Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued pursuant to Section 11.4 of the Plan, the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with such Section.

(b)           As set forth in Section 11.2 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Holder to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units.  In satisfaction of the foregoing requirement, unless otherwise determined by the Company, (I) the Company or any Subsidiary shall withhold shares of Common Stock otherwise issuable under this award of RSUs having a fair market value equal to the sums required to be withheld by federal, state and/or local tax law, or (II) the Company may, in its sole discretion upon Holder’s Sell to Cover Election as set forth in the Grant Notice at the time of this award of RSUs, permit Holder to elect to enter into a “sell to cover” commitment with Bank of America Merrill Lynch or such other party instructed by the Company (the “Agent”) whereby Holder irrevocably elects to sell the portion of the shares of Common Stock to be delivered under the RSUs necessary so as to satisfy the tax withholding obligations and whereby the Agent irrevocably commits to forward the proceeds necessary to satisfy the tax withholding obligations directly to the Company and/or its Subsidiaries.  The number of shares of Common Stock which shall be so withheld or sold, as applicable, in order to satisfy such federal, state and/or local withholding tax liabilities shall be limited to the number of shares which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and/or local tax purposes that are applicable to such supplemental taxable income.  The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such shares of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Holder resulting from the grant or vesting of the Restricted Stock Units or the issuance of shares of Common Stock. In the event Holder provided a Sell to Cover Election pursuant to the Grant Notice, Holder hereby acknowledges and agrees:

(i)             Holder hereby appoints the Agent as Holder’s agent and authorizes the Agent to (1) sell on the open market at the then prevailing market price(s), on Holder’s behalf, as soon as practicable on or after the shares of Common Stock are issued upon the vesting of the Restricted Stock Units, that number (rounded up to the next whole number) of the shares of Common Stock so issued necessary to generate proceeds to cover (A) any tax withholding obligations incurred with respect to such vesting or issuance and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (2) apply any remaining funds to Holder’s federal tax withholding.

(ii)            Holder hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to subsection (i) above.

(iii)           Holder understands that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to Holder’s account.  In addition, Holder acknowledges that it may not be possible to sell shares of Common Stock as provided by subsection (i) above due to (1) a legal or contractual restriction applicable to Holder or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the shares of Common Stock may be traded.  In the event of the Agent’s inability to sell shares of Common Stock, Holder will continue to be responsible for the timely payment to the Company and/or its Subsidiaries of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (i) above.

(iv)           Holder acknowledges that regardless of any other term or condition of this Section 2.6(b), the Agent will not be liable to Holder for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)            Holder hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.6(b).  The Agent is a third-party beneficiary of this Section 2.6(b).

(vi)           This Section 2.6(b) shall terminate not later than the date on which all tax withholding obligations arising in connection with the vesting of the award of RSUs have been satisfied.

(c)           Notwithstanding the foregoing, in the event that Holder is subject to the Company’s Insider Trading Compliance Program (or any successor program or policy) and any shares of common stock covered by the RSUs are scheduled to be delivered on a day (the “Original Delivery Date”) that does not occur during an open “window period” applicable to Holder, as determined by the Company in accordance with such policy, and the Company elects (i) not to satisfy its tax withholding obligations by withholding shares of Common Stock from Holder’s distribution, and (ii) not to permit Holder to satisfy its tax withholding obligations through  a “sell to cover” commitment with a broker-dealer (including but not limited to a commitment under a previously established Company-approved 10b5-1 plan or a “sell to cover” commitment pursuant to Holder’s Sell to Cover Election on the Grant Notice at the time of the award of RSUs), then such shares of Common Stock shall not be delivered on such Original Delivery Date and shall instead be delivered on the first business day of the next occurring open “window period” but in no event later than the later of December 31st of the calendar year of the Original Delivery Date, or the fifteenth (15th) day of the third calendar month following the Original Delivery Date.

2.7              Conditions to Delivery of Common Stock.  The shares of Common Stock deliverable hereunder may be either previously authorized but unissued shares of Common Stock, treasury shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company.  Such shares of Common Stock shall be fully paid.  The Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock deliverable hereunder prior to fulfillment of the conditions set forth in Section 11.4 of the Plan.

2.8              Rights as Stockholder.  The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 13.2 of the Plan.

ARTICLE 3.

OTHER PROVISIONS

3.1              Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2           Grant is Not Transferable.  During the lifetime of Holder, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.  Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3           Tax Consultation.  Holder understands that Holder may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the shares issuable with respect thereto).  Holder represents that Holder has consulted with any tax consultants Holder deems advisable in connection with the RSUs and the issuance of shares with respect thereto and that Holder is not relying on the Company for any tax advice.

3.4           Adjustments. Holder acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Article 13 of the Plan.

3.5           Binding Agreement.  Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.6           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Holder shall be addressed to Holder at Holder’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7           Holder’s Representations.  If the shares of Common Stock issuable hereunder have not been registered under the Securities Act or any applicable state or foreign laws on an effective registration statement at the time of such issuance, Holder shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.8           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9           Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10         Conformity to Securities Laws.  Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.11         Amendments, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Holder.

3.12         Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.13         Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14         Entire Agreement.  The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.

3.15         Section 409A.  Neither the RSUs nor this Agreement is intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, notwithstanding anything to the contrary, the shares of Common Stock issuable hereunder shall be distributed no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following Holder’s first taxable year in which the RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third (3rd) month following the first taxable year of the Company in which the RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.  Nevertheless, to the extent that the Administrator determines that any RSUs may not be exempt from (or compliant with) Section 409A of the Code, the Administrator may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the RSUs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs, or (b) comply with the requirements of Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code.

3.16         Limitation on Holder’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.17         Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon Holder any right to serve or continue to serve as an Employee, Consultant or Director.